Exhibit 8.1

HUNTON & WILLIAMS LLP
RIVERFRONT PLAZA, EAST TOWER
951 EAST BYRD STREET
RICHMOND, VIRGINIA 23219-4074

TEL 804 • 788 • 8200
FAX 804 • 788 • 8218
May 6, 2011
Hersha Hospitality Trust
510 Walnut Street, 9th Floor
Philadelphia, Pennsylvania 19106
Hersha Hospitality Trust
Qualification as Real Estate Investment Trust
Ladies and Gentlemen:
               We have acted as counsel to Hersha Hospitality Trust, a Maryland real estate investment trust (the “Company”), and Hersha Hospitality Limited Partnership, a Virginia limited partnership (the “Operating Partnership”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (“SEC”) on the date hereof, with respect to the offer and sale of common shares of beneficial interest, par value $0.01 per share, of the Company (the “Common Shares”), preferred shares of beneficial interest, par value $0.01 per share, of the Company (the “Preferred Shares”), depositary shares representing Preferred Shares, warrants entitling the holders to purchase Common Shares or Preferred Shares, and units comprising one or more of the preceding securities of the Company, to be offered from time-to-time. You have requested our opinion regarding certain U.S. federal income tax matters.
               In giving this opinion letter, we have examined the following (collectively, the “Reviewed Documents”):
1.	the Company’s Amended and Restated Declaration of Trust, filed on January 15, 1999 with the Department of Assessments and Taxation of the State of Maryland, as amended and supplemented;

2.	the Company’s Bylaws;
ATLANTA   AUSTIN   BANGKOK   BEIJING   BRUSSELS   CHARLOTTE   DALLAS   HOUSTON   LONDON   LOS ANGELES
McLEAN   MIAMI   NEW YORK   NORFOLK   RALEIGH   RICHMOND   SAN FRANCISCO   WASHINGTON
www.hunton.com

Hersha Hospitality Trust
May 6, 2011

3.	the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated January 26, 1999 (the “Operating Partnership Agreement”), among the Company, as general partner, and several limited partners;

4.	the First Amendment to the Operating Partnership Agreement dated as of December 31, 1999;

5.	the Second Amendment to the Operating Partnership Agreement dated as of April 21, 2003;

6.	the partnership and limited liability company agreements (the “Subsidiary Partnership Agreements”) governing the Operating Partnership’s wholly owned and joint venture subsidiary partnership and limited liability companies (the “Subsidiary Partnerships”);

7.	the Registration Statement and the prospectus filed as a part of the Registration Statement (the “Prospectus”);

8.	the operating lease agreements between the Subsidiary Partnerships, on the one hand, and (i) 44 New England Management Company, a Virginia corporation, or a partnership or limited liability company of which 44 New England Management Company or one of its subsidiaries is a partner or member (collectively, “44 New England”), (ii) HHLP Capitol Hill Lessee, LLC, a Delaware limited liability company (“HHLP Capitol Hill Lessee”) or (iii) joint ventures in which the Company holds its equity interest through a taxable REIT subsidiary (a “TRS”) or TRSs wholly-owned or substantially owned by the joint venture, on the other hand;

9.	the management agreements pursuant to which Hersha Hospitality Management, L.P., a Pennsylvania limited partnership, and other hotel managers operate and manage all of the Company’s hotels;

10.	the TRS elections for 44 New England; Hersha PRA TRS, Inc., a Delaware corporation; Revere Hotel Group, LLC, a Massachusetts limited liability company; HT Inn America TRS, Inc., a Delaware corporation; South Bay Sandeep, LLC, a Massachusetts limited liability company; Hersha CNL TRS, Inc., a Delaware corporation; HHM Leasehold Interests, Inc., a Delaware

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May 6, 2011

corporation; HHLP King of Prussia, Inc., a Pennsylvania corporation; HHLP Malvern, Inc., a Pennsylvania corporation; HHLP Oxford Valley, Inc., a Pennsylvania corporation; HHLP Wilmington, Inc., a Delaware corporation; Mystic Special Purpose Corp., a Delaware corporation; Mystic Hotel Investors Remote Entity Incorporated, a Delaware corporation; Exit 88 Special Purpose Corp., a Delaware corporation; 320 Pearl Street, Inc., a New York corporation; and HHLP Capitol Hill; and

11.	such other documents or agreements as we have deemed necessary or appropriate for purposes of this opinion.
               In connection with the opinions rendered below, we have assumed, with your consent, that:
     1. each of the documents referred to above has genuine signatures, has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;
     2. during its taxable year ending December 31, 2011 and future taxable years, the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), will be true for such years;
     3. the Company will not make any amendments to its organizational documents, the Operating Partnership Agreement, or the Subsidiary Partnership Agreements after the date of this opinion that would have the effect of altering the facts upon which the opinions set forth below are based;
     4. the Operating Partnership and each Subsidiary Partnership will be operated in accordance with the terms of the Operating Partnership Agreement and the Subsidiary Partnership Agreement, as applicable, and in accordance with the applicable law of the state of formation; and
     5. all of the obligations imposed by or described in the Reviewed Documents have been and will continue to be performed or satisfied in accordance with their terms.
               In connection with the opinion rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate. No facts have

Hersha Hospitality Trust
May 6, 2011

come to our attention that would cause us to question the accuracy of the factual representations in the Officer’s Certificate. Furthermore, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable Regulations and published administrative interpretations thereof.
               Based on the Reviewed Documents, the assumptions set forth above, the representations set forth in the Officer’s Certificate, and the factual matters discussed in the Prospectus under the caption “Federal Income Tax Consequences of Our Status as a REIT” (which is incorporated herein by reference), we are of the opinion that:
          (a) the Company qualified to be taxed as a real estate investment trust (“REIT”) pursuant to sections 856 through 860 of the Code, for its taxable years ended December 31, 2007 through December 31, 2010, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify for taxation as a REIT under the Code for its taxable year ending December 31, 2011, and in the future; and
          (b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption “Federal Income Tax Consequences of Our Status as a REIT” is correct in all material respects.
               We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all the facts referred to in this opinion letter or the Officer’s Certificate.
     The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to

Hersha Hospitality Trust
May 6, 2011

various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.
     The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinion expressed herein after the date of this letter. This opinion letter is issued to you, and it speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the captions “Federal Income Tax Consequences of Our Status as a REIT” and “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,
/s/ Hunton & Williams LLP